Exhibit 99

Consolidated Balance Sheet (Unaudited)
Grupo Modelo, S.A. de C.V. and Subsidiaries
As of December 31, 2003
(Amounts in thousands of constant Mexican pesos as of December 31, 2003)

2003
ASSETS
CURRENT:
Cash and marketable securities	$12,119,805
Accounts and notes receivable (Note 3)	1,544,811
Inventories (Note 4)	4,818,600
Prepaid expenses and other current items	2,661,023
Total current assets	21,144,239
LONG-TERM ACCOUNTS AND NOTES RECEIVABLE (Note 3)	144,557
INVESTMENT IN SHARES OF ASSOCIATES AND NON-CONSOLIDATED SUBSIDIARIES (Note 5)	2,768,108
PROPERTY, PLANT AND EQUIPMENT (Note 6)	56,096,251
Accumulated depreciation	(17,958,418)
38,137,833
OTHER ASSETS:
Goodwill and unamortized expenses, net	1,348,283
Labor obligations upon retirement (Note 7)	511,493
1,859,776
Total assets	$64,054,513

LIABILITIES
SHORT-TERM:
Suppliers	$944,288
Sundry creditors and accrued liabilities	782,447
Income tax payable	806,664
Excise tax on production and services payable	795,792
Employees’ profit sharing	970,314
Total short-term liabilities	4,299,505
DEFERRED TAX (Note 10c.)	6,667,119
CONTINGENCIES AND COMMITMENTS (Note 7):
Labor obligations upon retirement	845,273
Total Liabilities	11,811,897

STOCKHOLDERS’ EQUITY
COMMON STOCK (Note 8)	13,955,571
PREMIUM ON SUBSCRIPTION OF SHARES	929,410
ACCUMULATED INCOME (Notes 8 and 10):
Legal reserve	1,500,150
Reserve for acquisition of own shares	587,047
Retained earnings	23,973,073
Profit for year	4,816,822
30,877,092
INITIAL EFFECT OF DEFERRED TAX	(4,663,537)
ADJUSTMENT TO CAPITAL FOR LABOR OBLIGATIONS UPON RETIREMENT (Note 7)	(726,477)
INSUFFICIENCY IN RESTATEMENT OF STOCKHOLDERS’ EQUITY	(659,944)
Total major stockholders’ equity	39,712,115

MINORITY INTEREST:
Anheuser-Busch Companies, Inc.	11,943,603
Other investors	586,898
Total minority interest	12,530,501
Total stockholders’ equity	52,242,616
Total liabilities and stockholders’ equity	$64,054,513

The following notes are an integral part of these consolidated financial statements.

Consolidated Income Statement (Unaudited)
Grupo Modelo, S.A. de C.V. and Subsidiaries
For the year ended December 31, 2003
(Amounts in thousands of constant Mexican pesos as of December 31, 2003)

2003
BEER NET SALES	$36,764,883
OTHER REVENUES	3,689,607
40,454,490
COST OF SALES	17,897,851
Gross profit	22,556,639
OPERATING EXPENSES:
Sales and distribution	8,371,668
Administration	3,303,952
Goodwill amortization	14,845
11,690,465
Operating profit	10,866,174
OTHER INCOME AND (EXPENSES), Net	494,826
COMPREHENSIVE FINANCING RESULT:
Interest income, net	580,993
Foreign exchange profit, net	87,176
Loss from monetary position	(451,698)
216,471
Profit before provisions	11,577,471
PROVISIONS FOR (Note 10):
Income tax and asset tax	4,256,408
Employees' profit sharing	986,187
5,242,595
CONSOLIDATED NET PROFIT FOR THE YEAR	$ 6,334,876
MAJORITY INTEREST PROFIT	$ 4,816,822
MINORITY INTEREST PARTICIPATION:
Anheuser-Busch Companies, Inc.	$ 1,467,649
Other investors	50,405
MINORITY INTEREST PROFIT	$ 1,518,054
EARNINGS PER SHARE (Amounts in Mexican pesos, attributable to majority interest)	$1.4813

The following notes are an integral part of these consolidated financial statements.

Consolidated Statement of Changes in Stockholders’ Equity (Unaudited)
Grupo Modelo, S.A. de C.V. and Subsidiaries
For the year ended December 31, 2003
(Amounts in thousands of constant Mexican pesos as of December 31, 2003, except dividends per share amounts)

			Accumulated Income
	Common Stock	Premium on subscription of shares	Legal reserve	Reserve for acquisition of own shares
Balances at December 31, 2002	$13,955,571	$929,410	$1,283,690	$587,047
Appropriation of the profit for the year 2002, approved in the General Ordinary Stockholders´ Meeting held on April 21, 2003, as follows:

To retained earnings

To legal reserve			216,460

Dividend payment at the rate 0.5412 of Mexican peso per share in circulation

Net movement in restructuring of minority interest and payment of dividends

Comprehensive income (Note 9)

Balances at December 31, 2003	$13,955,571	$929,410	$1,500,150	$587,047

	Accumulated Income
	Retained earnings	Profit for the year	Initial effect of deferred tax	Adjustment to capital for labor obligations upon retirement	Insufficiency in restatement of stockholders’ equity	Minority interest	Total

Balances at December 31, 2002	$21,598,684	$4,393,788	$(4,663,537)	$(524,212)	$(542,196)	$11,916,386	$48,934,631

Appropriation of the profit for the year 2002, approved in the General Ordinary Stockholders´ Meeting held on April 21, 2003, as follows:

To retained earnings	4,393,788	(4,393,788)

To legal reserve	(216,460)

Dividend payment at the rate 0.5412 of Mexican peso per share in circulation	(1,802,939)						(1,802,939)

Net movement in restructuring of minority interest and payment of dividends						(803,418)	(803,418)

Comprehensive income (Note 9)		4,816,822		(202,265)	(117,748)	1,417,533	5,914,342

Balances at December 31, 2003	$23,973,073	$4,816,822	$(4,663,537)	$(726,477)	$(659,944)	$12,530,501	$52,242,616

The following notes are an integral part of these consolidated financial statements.

Consolidated Statement of Changes in Financial Position (Unaudited)
Grupo Modelo, S.A. de C.V. and Subsidiaries
For the year ended December 31, 2003
(Amounts in thousands of constant Mexican pesos as of December 31, 2003)

2003

OPERATING ACTIVITIES:

Consolidated net profit for the year	$6,334,876

ITEMS APPLIED TO INCOME NOT REQUIRING THE USE OF CASH:

Depreciation and amortization for the year	1,950,074

Increase (decrease) in deferred tax	86,500

Reserve for impairment of fixed assets	41,308

Equity in income of associates and non-consolidated subsidiaries, net of dividends received	(255,975)

8,156,783

FUNDS PROVIDED BY (USED IN):

Increase in employees’ profit sharing	135,850

Decrease (increase) in inventories	124,807

Increase in excise tax on production and services payable	34,637

Increase in prepaid expenses and other current items	(451,309)

(Increase) decrease in accounts and notes receivable	(403,135)

(Decrease) increase in trade accounts payable, sundry creditors and accrued liabilities	(82,210)

(Decrease) increase in income tax payable	(61,449)

Funds provided by operations	7,453,974

FINANCING ACTIVITIES:

Dividend payment (includes $43,087 of restatement effects)	(1,802,939)

Dividend payment to minority stockholders	(650,803)

Acquisition of minority interest shares	(152,615)

Labor obligations upon retirement, net	(82,026)

(2,688,383)

INVESTING ACTIVITIES:

Acquisition of property, plant and equipment, net	(2,938,785)

Increase in unamortized expenses	(232,256)

Increase in other assets	(101,468)

Acquisition of shares of affiliates and non consolidated subsidiaries	(1,656)

(3,274,165)

Increase in cash and marketable securities	1,491,426

Balance at beginning of year	10,628,379

Balance at end of year	$12,119,805

The following notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements (Unaudited)
Grupo Modelo, S.A. de C.V. and Subsidiaries
As of December 31, 2003
(Amounts in thousands of constant Mexican pesos as of December 31, 2003)

1. INCORPORATION AND CORPORATE PURPOSE:

a)	Grupo Modelo S.A. de C.V. and Subsidiaries (the Group) is mainly engaged in the production and sale of beer, which began in 1925.

b)
The main activity of Grupo Modelo, S.A. de C.V. is holding 76.75% of the capital stock of Diblo S.A. de C.V., whose business purpose is holding real estate and investing in shares of subsidiaries mainly involved in the production, distribution and sale of beer in Mexico and abroad. The most important companies, on the basis of their operations and stockholders’ equity, are as follows:

Percentage of shareholding
Brewers:
Cervecería Modelo, S. A. de C. V.	100
Compañía Cervecera de Zacatecas, S. A. de C. V.	100
Compañía Cervecera del Trópico, S. A. de C. V.	100
Cervecería Modelo de Guadalajara, S. A. de C. V.	100
Cervecería Modelo del Noroeste, S. A. de C. V.	100
Cervecería Modelo de Torreón, S. A. de C. V.	100
Cervecería del Pacífico, S. A. de C. V.	100

Transformation of barley to malt:
Cebadas y Maltas, S. A. de C. V.	100

Machinery manufacturers:
Inamex de Cerveza y Malta, S. A. de C. V.	100

Manufacturer of beer cans and crowns:
Envases y Tapas Modelo, S. A. de C. V.	100

Agencies distributing beer and other products:
Cerveza Corona en Guadalajara, S. A. de C. V.	100
La Modelo en Monterrey, S. A. de C. V.	100
Distribuidora Pacífico y Modelo de la Paz, S. A. de C. V.	100
Cerveza Corona en Colima, S. A. de C. V.	100
Impulsora Mercantil de Saltillo, S. A. de C. V.	100
Sociedad Mercantil de Morelos, S. A. de C. V.	100
Expansión Mercantil Hidalguense, S. A. de C. V.	100
La Cerveza Corona del Centro, S. A. de C. V.	100
Promotora Oaxaqueña, S. A. de C. V.	100
Promotora Comercial del Bajío, S. A. de C. V.	100
Cervezas Modelo de la Laguna, S. A. de C. V.	100
Impulsora Mercantil San Pablo, S. A. de C. V.	100
Expansión Comercial de Zumpango, S. A. de C. V.	100
Las Cervezas de México en Puebla, S. A. de C. V.	100
Distribuidora Pacífico y Modelo de Mazatlán, S. A. de C. V.	100
La Corona de los Reyes, S. A. de C. V.	100
Cerveza Corona de Zacatecas, S. A. de C. V.	100
Cervezas Modelo en Vallarta, S. A. de C. V.	100
Impulsora Mercantil de la Costa, S. A. de C. V.	78
Distribuidora Modelo de Toluca, S. A. de C. V.	60

Company controlling distributors of beer and other products abroad:
Procermex, Inc.	100

Real-estate companies engaged in the distribution of beer and other products:
Inmobiliaria de Tampico, S. A. de C. V.	100
Promotora del Sureste, S. A. de C. V.	100
Inmobiliaria Bajacal, S. A. de C. V.	100
Impulsora del Nazas, S. A. de C. V.	100
Impulsora Tapatía, S. A. de C. V.	100
Impulsora de la Periferia, S. A. de C. V.	100
Administración y Promoción de Inmuebles, S. A. de C. V.	100
Metropolitana de Bienes Raíces, S. A. de C. V.	100
Impulsora Potosina, S. A. de C. V.	100
Promotora e Impulsora Acapulqueña, S. A. de C. V.	80

The Group is in the process of merging its distribution agencies in order to improve its operations.

Notes to the Consolidated Financial Statements (Unaudited)
Grupo Modelo, S.A. de C.V. and Subsidiaries
As of December 31, 2003
(Amounts in thousands of constant Mexican pesos as of December 31, 2003)

On November 2002, Group management decided to merge Cervecería Yucateca, S. A. de C. V. into Compañía Cervecera del Trópico, S. A. de C. V., with the latter as the surviving company. It should be mentioned that the Group has implemented the procedures required to guaranty the supply of the brands (Beers montejo and leon) produced by the subsidiary.

2. ACCOUNTING POLICIES:

The main accounting policies applied by the Group in the preparation of these financial statements are in line with accounting principles generally accepted in Mexico. These accounting principles require that Group management makes estimates based on circumstances and apply certain assumptions in determining the valuation of some items included in the financial statements.

The Group´s management considers that the estimates and assumptions used at the date of issuance of the financial statements are reasonable, although these estimates and assumptions could differ from their final effect.

The main accounting policies are summarized as follows:

a)
Consolidation -The Group prepares consolidated financial statements, which include the financial situation and the results of the companies in which Diblo S.A. de C.V. has control and direct or indirect participation of more than 50% of the common stock; significant intercompany operations have been eliminated in consolidation.

b)
Basis for preparation -The consolidated financial statements of the Group include the effects of inflation on the financial information, as required by statement B-10 and the amendments thereto, issued by the Mexican Institute of Public Accountants (MIPA).

c)
Comparability -The figures shown in the consolidated financial statements and the notes thereto are stated consistently in Mexican pesos at the purchasing power of December 31, 2003, by applying factors derived from the National Consumer Price Index (NCPI).

d)
Translation of the financial information of subsidiaries located abroad -Translation of the financial information of the subsidiaries abroad to Mexican pesos, required for consolidation, was conducted in accordance with the guidelines of statement B-15 “Transactions in Foreign Currency and Translation of the Financial Statements of Operations Abroad”, issued by MIPA, through the method of integrated foreign operations. The free-purchase exchange rate of $11.17 per US dollar was used in translating monetary items; non-monetary items and the income statement were translated into Mexican pesos at the exchange rates prevailing on the dates on which the transactions that originated them were carried out. The effects derived from this translation are shown in the comprehensive financing result.

e)
Marketable securities -The market securities that correspond to the financial securities related to the business purpose and financial securities available for sale, are valued at their fair value which is similar to their market value. The fair value is the amount of money used to change a financial asset to liquidate a financial liability among interested and willing parties, in a free market transaction.

f)	Inventories -These items are valued by the last-in, first-out method, and are restated using the replacement or manufacturing costs method. Such restatement does not exceed market value.
g)	Cost of sales -Restatement of this account was carried out based on the restated value of inventories.
h)
Investments in shares of associates and non-consolidated subsidiaries -Permanent investments in shares are recorded at acquisition cost and are valued by applying the equity method. The participation in the profits of associated companies which manufacture items neccesary for the production of beer, is shown in the income statement reducing the cost of sales.

i)
Property, plant and equipment -These items are recorded at acquisition cost, and are restated by applying inflation factors derived from the NCPI, to the net replacement value determined by independent expert appraisers at December 31, 1996, and in accordance with their acquisition date, in the case of purchases subsequent to that date.

j)
Construction in progress and advances to suppliers -These items are recorded at the value at which the expenditures are made, and are restated though the application of inflation factors derived from the NCPI, according to the age of the expenditure.

k)
Depreciation -This item was calculated based on the restated values of property, plant and equipment, taking as a base, the probable useful life as determined by independent appraisers; as for the 1997 acquisition, the useful lives are determined by the technical department of the Group.

l)
Goodwill and unamortized expenses -Goodwill is determined by comparing the purchase value of permanent investments in shares and the book value of those shares, and installation and organization expenses are recorded at their acquisition cost. These items are restated, applying factors derived from the NCPI, as per the aging of expenditures. Licenses and permits are recorded at their acquisition cost, which, at the date of the consolidated financial statements, is similar to their market value.

m)
Amortization -The original amount and restatement of installation and organization expenses are amortized by the straight-line method on the final balance of each period. The rate used for accounting purposes is 10%, except goodwill, which is amortized in the period in which the Group estimates the investment will be recovered. The practice of amortizing investments in licenses and permits by the straight-line method on the final balance of the period, at the rate of 5% was established in 2003. Adoption of this policy gave rise to a charge to income of approximately $28,435.

Notes to the Consolidated Financial Statements (Unaudited)
Grupo Modelo, S.A. de C.V. and Subsidiaries
As of December 31, 2003
(Amounts in thousands of constant Mexican pesos as of December 31, 2003)

n)
Foreign currencies -The assets and liabilities that represent rights and obligations receivable or payable in foreign currency, are translated to Mexican pesos at the exchange rate in effect on the transaction date (see Note 12). Balances at period-end are valued at the rate of exchange in effect at period-end, and the resulting differences are recorded directly in the income statement, forming part of the comprehensive financing result.

o)
Labor obligations upon retirement - Labor obligations for projected benefits, as well as unamortized items, and the net cost for the period, with regards to seniority premiums and pension plans, are determined under the unitary cost method, by independent actuaries, and are recorded in accordance with the guidelines established in Statement D-3, “Labor Obligations”, issued by the MIPA. Contributions to the trusts that handle the plan assets are determined on the same basis as in prior years and correspond to the pension plans approved by the Mexican Tax Authorities.

p)	Severance pay - These payments are charged to the income statement in the year in which they are made.

q)
Deferred income tax and employees’ profit sharing - In recognizing deferred income tax, the Group use the method of comprehensive assets and liabilities, which consists of determining the afore mentioned tax by applying the income tax rate corresponding to temporary differences between the accounting and fiscal values of assets and liabilities at the date of the consolidated financial statements. As for employees’ statutory profit sharing, there are no temporary differences between the book result and the tax base applicable in the determination of employees’ statutory profit sharing, which could give rise to a significant deferred asset or liability.

r)
Restatement of stockholders’ equity - This account is restated by applying inflation factors derived from the NCPI, according to their age or contribution date. The effects of that restatement are presented in the financial statements, in each of the accounts that gave rise to them.

s)
Insufficiency in the restatement of stockholders’ equity - The balance of this account is represented by the algebraic sum of the items “Result from holding non-monetary assets” and “Accumulated equity monetary result” which are described below:

Result from holding non-monetary assets - This item represents the change in the value of non-monetary assets due to causes other than inflation. It is determined only when the specific cost method is used, since these costs are compared with restatements determined through the NCPI. If the specific costs are higher than the indexes, there will be a gain from said holding; otherwise, a loss will occur. The result from holding non-monetary assets generated at 1996, due to the restatement of fixed assets, is restated in the same manner as the other stockholders’ equity accounts.

Accumulated equity monetary result - This item is the result originated in the initial restatement of the financial statement figures.

t)
Result from monetary position - This account represents the effect of inflation on monetary assets and liabilities, even though they continue to have the same nominal value. When monetary assets exceed monetary liabilities, a monetary position loss is generated, given that when use is made of them, an amount equal to the nominal value will be at the Group's disposal, but with a lower purchasing power. When liabilities are greater, a gain will be obtained, since they are settled with money of lower purchasing power. Those effects are charged or credited to income, forming part of the comprehensive financing result.

u)
Comprehensive income - Statement B-4 “Comprehensive Income” requires that those items making up capital gained during the period be shown in the statement of stockholders’ equity, under the item of comprehensive income.

v)	Earnings per share - Earnings per share attributable to the majority interest were calculated considering the average of common outstanding shares.

3. ACCOUNTS AND NOTES RECEIVABLE:

The balance of this account is made up as follows:

Item	2003
Trade accounts receivable	$1,648,034
Sundry debtors	92,488
Sellers	64,319
1,804,841
Less - Allowance for doubtful accounts	(295,568)
1,509,273
Recoverable value added tax	125,360
Officers and employees	27,654
Non-consolidated related companies (see Note 11)	27,081
1,689,368
Less - Short-term accounts and notes receivable	(1,544,811)
Long-Term accounts and notes receivable	$144,557

Notes to the Consolidated Financial Statements (Unaudited)
Grupo Modelo, S.A. de C.V. and Subsidiaries
As of December 31, 2003
(Amounts in thousands of constant Mexican pesos as of December 31, 2003)

4. INVENTORIES:

The balance of this account is made up as follows:

Item	2003

Containers and packaging	$1,795,167

Raw materials	1,155,438

Finished goods and work in process	927,291

Spare parts and accessories	562,043

Merchandise in transit and advances to suppliers	456,271

Advertising articles	109,621

5,005,831

Less- Allowance for slow-moving inventories	(187,231)

$4,818,600

5. INVESTMENT IN SHARES OF ASSOCIATES AND NON-CONSOLIDATED SUBSIDIARIES:

a)	The balance of this account is made up as follows:

Companies	Percentage of shares composing the capital stock	2003

Dirección de Fábricas, S. A. de C. V. (holding company of glass container manufacturing companies)	41	$2,380,398

Gondi, S. A. de C. V.	7	190,238

Extractos y Maltas, S. A. de C. V.	26	106,928

Foreign investments (1)	40-81	115,367

		2,792,931

Others		47,215

		2,840,146

Less - Allowance for loss in value of investments		(72,038)

		$2,768,108

(1)
The figures shown in the consolidated financial statements do not include the financial position of Seeger Industrial, S.A., an investment grouped in the investments abroad caption, as the accounting policies followed by this subsidiary differ from those of the other companies comprising Grupo. The investment in this subsidiary represents less than 0.03% of consolidated assets.

b)	The amount of the investment in shares of associates and non-consolidated subsidiaries, includes the shareholding in the results of those entities amounting to $342,023 profit.

Notes to the Consolidated Financial Statements (Unaudited)
Grupo Modelo, S.A. de C.V. and Subsidiaries
As of December 31, 2003
(Amounts in thousands of constant Mexican pesos as of December 31, 2003)

6. PROPERTY, PLANT AND EQUIPMENT - NET:

a)	The balance of this account is made up as follows:

	2003
Item	Net historical cost	Net restatement	Net total value

Land	$1,157,309	$2,848,868	$4,006,177

Machinery and equipment	8,142,054	6,683,780	14,825,834

Transportation equipment	1,775,679	616,322	2,392,001

Buildings and other structures	4,120,097	5,726,285	9,846,382

Computer equipment	239,925	20,145	260,070

Furniture and other equipment	367,857	118,479	486,336

Antipollution equipment	434,841	231,375	666,216

Construction in progress and advances to suppliers	5,241,765	413,052	5,654,817

	$21,479,527	$16,658,306	$38,137,833

Depreciation for the period amounted to $1,857,425.

b)
Group’s management estimates that completion of works in process and advances to suppliers will require an additional investment of approximately $4,700,830, to be applied in the construction of warehouses, offices and the acquisition and installation of new production lines and the expansion of factory production capacity. This work is to be completed in 2004 and 2005.

7. CONTINGENCIES AND COMMITMENTS:

a)
The Group has a pension and seniority premium plan to cover obligations established by its labor contracts and the Mexican Federal Labor Law. These compensations are claimed only after having worked a certain number of years.

	-	As of the date of the financial statements the amount of the accrued liability for labor obligations upon retirement of the personnel is analyzed as follows:

Description	2003

Obligations for current benefits	$4,343,067

Additional amount for projected benefits	364,228

Obligations for projected benefits	4,707,295

Plan assets (trust fund)	(3,336,003)

1,371,292

Items to be amortized over a period of 17 to 23 years:

For adjustments to variances	(1,525,947)

For past services	(501,543)

Projected net assets	(656,198)

Additional liability made of:

Intangible assets	511,493

Adjustment to capital	989,978

Accrued liability	$845,273

Notes to the Consolidated Financial Statements (Unaudited)
Grupo Modelo, S.A. de C.V. and Subsidiaries
As of December 31, 2003
(Amounts in thousands of constant Mexican pesos as of December 31, 2003)

	-	The intangible assets and the adjustment to capital are created for those subsidiaries in which the trust funds and the net current liability are less than the obligations for current benefits.

	-	Contributions to the trusts that manage the plan assets in the period amounted to $361,227. Payments made by the trusts to beneficiaries amounted to $145,739.

-
The net cost for the period amounted to $279,201 and was determined in the same manner as projected benefit obligations, at an estimated real rate of return of 5%, and on an average increase in salaries of 1.5%.

-
The tax provisions related to pension plan and retirement funds stipulate that investments in securities issued by the company itself or by related parties must not exceed 10% of the overall reserve for these funds, provided the securities in question are approved by the National Banking and Securities Commission. Should this percentage exceed the limit, there is a term expiring December 31, 2006 to adjust the percentage in compliance with the aforementioned 10% limit.

b)
There is an unmeasured liability for the severance payments that would have to be paid to personnel, in the cases provided for in the Mexican Federal Labor Law and the collective labor contract. During the period severance payments have been made for $142,712.

c)
There are lawsuits filed before the authorities for different reasons. In the opinion of the Group's officers and lawyers, these matters will be resolved favorably. In any case, the result of the lawsuits will not substantially affect the financial situation or the results of its operations.

d)	At the closing of the period, there are commitments for the purchase of inventories, machinery and equipment in the amount of approximately USD 106.020 million.

e)	In 2000 and 2001, straight-leasing agreements were signed for air transportation equipment, establishing mandatory terms of 10 and 7 years and monthly rent of USD 170,000 and USD 24,000, respectively.

8. COMMON STOCK:

As of December 31, 2003, common stock is comprised of 3,251,759,632 shares, with no par value, divided as follows:

Description	Amount

Fixed capital:

Series A Class I shares - Without withdrawal rights, represented by 1,459,389,728 fully subscribed and paid-in common voting shares; these shares must always represent 56.10% of the total shares of the common stock with voting rights; and may be acquired directly or indirectly only by Mexican individuals or corporations (historical value)	$785,996

Variable capital:

Series B Class II shares - Represented by 1,142,017,984 fully subscribed and paid-in common voting shares, which in no case may represent more than 43.90% of the total voting shares of the common stock, and will be subject to no subscription limitations (historical value)	1,085,855

Series C Class II shares - Represented by 650,351,920 fully subscribed and paid-in nonvoting shares; which in no case may represent more than 20% of the common stock (historical value)	967,801

2,839,652

Effect of restatement	11,115,919

$ 13,955,571

Notes to the Consolidated Financial Statements (Unaudited)
Grupo Modelo, S.A. de C.V. and Subsidiaries
As of December 31, 2003
(Amounts in thousands of constant Mexican pesos as of December 31, 2003)

9. COMPREHENSIVE INCOME:

Grupo’s comprehensive income for the year is made up as follows:

Description	2003

Profit for the year	$6,334,876

Adjustment to capital for labor obligations upon retirement	(273,658)

Result from holding non-monetary assets	(146,876)

Comprehensive income	$5,914,342

10. INCOME TAX, ASSET TAX, EMPLOYEES’ PROFIT SHARING AND RESTRICTIONS ON PROFITS:

a)	The income tax and asset tax provision as of December 31 is made up as follows:

Item	2003

Income tax incurred	$4,132,912

Asset tax	21,283

Deferred income tax	102,213

$4,256,408

b)	As a result of the changes in the Income Tax Law approved on January 1, 2002, the 34% income tax rate will be reduced annually as from 2003 until it reaches the nominal rate of 32% in 2005.

c)	Deferred taxes - The main temporary items giving rise to the deferred tax liability at the date of these consolidated financial statements are analyzed as follows:

Item	2003

Fixed assets and other assets	$5,462,486

Inventories	1,316,742

Labor obligations upon retirement	210,001

Trade accounts receivable	(163,039)

Liability provisions	(40,714)

Subtotal	6,785,476

Tax credits corresponding to:

Tax losses	(19,395)

Asset tax recoverable	(98,962)

Total deferred tax liability	$6,667,119

d)
At the date of the consolidated balance sheet, there are tax losses that will affect the consolidated tax result by $47,768, that can be amortized against future tax profits, after restatement. In this year, prior years’ tax losses in the amount of $11,176, at historical values, have been amortized.

e)	Asset tax is calculated by applying the rate of 1.8% over the net amount of certain assets and liabilities and is paid only when asset tax exceeds income tax of the year.

f)	Employee’s profit sharing is calculated by applying the rate of 10% over the amount determined in accordance with the special rules set forth in the Income Tax Law.

Notes to the Consolidated Financial Statements (Unaudited)
Grupo Modelo, S.A. de C.V. and Subsidiaries
As of December 31, 2003
(Amounts in thousands of constant Mexican pesos as of December 31, 2003)

g)
At the date of the consolidated financial statements, there is asset tax in the amount of $181,819 at historical value for which a refund can be requested in the following ten years, after restatement, provided income tax exceeds asset tax in any of those periods.

-
Certain companies incurred no income tax, and therefore, the asset tax for the year is considered as an account receivable for those companies when there is certainty that said amount can be credited against income tax in future periods; this is shown in the balance sheet, together with deferred tax, as provided for in Statement D-4,. The accrued effect at the date of the financial statements amounts to $98,962.

-
Asset tax incurred by the controlled companies, where there is no certainty that the tax can be recovered and it exceeds income tax, was charged directly to results for the period, and amounted to $20,830 at a historical values.

h)
Grupo Modelo S.A. de C.V., together with its direct and indirect subsidiaries, is authorized to determine IT as per the tax consolidation regime, as specified in the Income Tax Law. The main points of the consolidated tax result are as follows:

-
The consolidation percentage of shareholding in subsidiaries is determined by multiplying the real participation of the controlling company in the controlled companies by a factor of 0.60. Controlled companies’ unamortized prior years’ tax losses included in the determination of the consolidated tax result, and which are to be amortized against tax profits generated in the period, are considered at the shareholding percentage.

	-	In determining the consolidated tax result, the controlling company’s tax profit must be included, multiplied by a factor of 0.60.

	-	Those companies, in which the direct or indirect participation through another controlled company does not exceed 50%, must not be included in the consolidation process.

-
Tax losses of the controlling or controlled companies arising on an individual basis may not be amortized under current tax dispositions, but must be added to the consolidated profit or subtracted from the consolidated tax losses of the period in which the right is lost.

i)	In the event of capital distribution (in cash or assets), retained earnings are subject to income tax payable by the company which is considered to be a final payment, on the basis of the following:

-
Dividends paid out from the Net Tax Income Account (CUFIN) are not subject to income tax. Any amount paid in excess is subject to 33% income tax in 2003 on the result of multiplying the dividend paid by the factor of 1.5152. The corresponding tax is payable by the company, and may be credited against the company’s income tax determined in the current year or over the following two years. Dividends paid are not subject to any withholding tax.

	-	Dividends arising from the Net Reinvested Tax Income Account (CUFINRE) are subject to a 5% income tax rate. The rate is 3% for net reinvested tax profit generated in 1999.

-
In 1999, the income tax rate was changed, with the general rate established at 35%, implementing a deferral program for profit reinvestment, and applying the 30% rate to reinvested tax profits. The remaining 5% tax becomes payable in the period in which said reinvested tax profits are decreed as dividends. The applicable rate for profits reinvested in 1999 was 32%; therefore, dividends paid out from the CUFINRE set up in 1999 are subject to 3% tax. This procedure remained in effect up to 2001, and this tax deferral will not be applied until dividends are paid in future years.

-
In this period dividends in the amount of $1,759,852 at historical values, have been decreed; and paid out from the CUFINRE, which were subject to $134,913 income tax; a provision was set up for that amount in the prior periods.

	-	As of the date of the financial statements, the balances of the net tax income account are as follows:

Item	2003

CUFIN	$ 14,806,609

CUFINRE	$ 2,445,520

j)
In the event of a capital reduction, the excess of stockholders’ equity over capital contributions, the latter restated in accordance with the procedures established in the Income Tax Law (ITL), is accorded the same tax treatment as dividends.

k)	The net profit for the period is subject to the agreements reached by the Stockholders’, as well as to the provisions of the General Corporations Law.

Notes to the Consolidated Financial Statements (Unaudited)
Grupo Modelo, S.A. de C.V. and Subsidiaries
As of December 31, 2003
(Amounts in thousands of constant Mexican pesos as of December 31, 2003)

11. TRANSACTIONS WITH NON-CONSOLIDATED RELATED COMPANIES:

The main transactions entered into with non-consolidated related companies are analyzed as follows:

Description	2003

Purchases of:

Containers and packaging	$ 4,355,102

Raw material	345,009

Machinery	142,851

$ 4,842,962

Sales of:

Recyclable materials	$ 132,869

Machinery and maintenance services	8,578

Freight collected	3,638

Services collected	324

$ 145,409

12. FOREIGN-CURRENCY POSITION AND TRANSACTIONS:

a)	As of the balance-sheet date, the Group has the following position in thousands of U.S. dollars:

Description	2003

Assets	104,919

Liabilities	25,119

b)	These currencies are valued at the following exchange rates:

	Assets	Liabilities

At the free-market exchange rate of $11.167 pesos for assets and $11.2437 pesos for liabilities per U.S. dollar	$ 1,171,639	$282,433

c)	At the end of the period, there were inventories amounting to forty six million four hundred and thirty two thousand U.S. dollars, which, for the most part can only be acquired abroad.

d)	During the year, the following operations were carried out in thousands of U.S. dollars:

Description	2003

Exportation of finished goods	974,753

Collection of royalties	127,960

Exportation of packaging and other materials	12,997

1,115,710

Purchase of inventories	127,009

Freight, advertising, taxes and duties, and other items	165,665

Purchase of machinery and payment of other services	74,216

Purchase of spare parts	20,921

387,811

Net	727,899

e)	The free-market exchange rate of the Mexican pesos at the date of issuance of the financial statements is $11.0820 to the U.S. dollar.

Notes to the Consolidated Financial Statements (Unaudited)
Grupo Modelo, S.A. de C.V. and Subsidiaries
As of December 31, 2003
(Amounts in thousands of constant Mexican pesos as of December 31, 2003)

13.        INFORMATION PER SEGMENT:

Segment data is analyzed as follows:
	2003
Description	Income	Consolidated net profit	Identifiable assets
Domestic	$29,651,606	$4,618,125	$63,241,968

Exports	10,802,884	1,716,751	812,545
	$40,454,490	$6,334,876	$64,054,513

14.	FINANCIAL INSTRUMENTS:

Financial instruments potentially subject to risk concentration consist mainly of accounts receivable and temporary investments. The Group places cash surpluses at prestigious credit institutions. Credit risk concentration concerning accounts receivable is limited, due mainly to the large number of customers and their geographic distribution. The Group considers that the allowance for doubtful accounts properly covers those that could represent a risk of recovery, and continually monitors their behavior. When necessary, the estimation is adjusted.

15.	SUBSEQUENT EVENT:

The provisions of Statement C-15, “Impairment of the Value of Long-Lived Assets and their Disposal”, issued by the Accounting Principles Board of the MIPA, went into effect on January 1, 2004. That statement establishes, among other issues, the general criteria for identification and, if applicable, recording of the impairment losses or the decrease in the value of long-lived tangible and intangible assets, including goodwill. Additionally, it establishes concepts such as the net sales price and fair value for the valuation of long-lived assets. At January 1, 2004, the Group carried out a study to determine the fair value of its long-lived assets. That study did not give rise to a loss resulting from impairment or a material decrease in the value of its long-lived assets.

16.	NEW ACCOUNTING PRONOUNCEMENTS:
In 2003, the MIPA issued the following pronouncements:
a)
In April 2003, New Statement C-12, “Financial instruments qualifying as liabilities, capital or both”, which highlights the differences between liabilities and stockholders’ equity from the viewpoint of the issuer, as a basis for identifying, classifying and posting the liability and capital components of combined financial instruments in their initial recognition.

The new Statement establishes the methodology for separating liabilities and stockholders’ equity from the price received from placement of combined financial instruments. That methodology is based on the residual nature of stockholders’ equity and avoids the use of fair values affecting stockholders’ equity in initial transactions. Additionally, it establishes that beginning on January 1, 2004, the initial costs resulting from the issuance of the combined instruments are assigned to liabilities and stockholders’ equity in the same proportion as the amounts of the components recognized as liabilities and stockholders equity; that the losses and profits related to financial instrument components classified as liabilities are recorded in overall financing; and that yield distributions to owners of financial instrument components classified as stockholders’ equity are charged directly to a capital account other than the income account for the period.

Although this Statement became effective on January 1, 2004, it is not compulsory when restating information for prior periods or when recognizing an initial accrued effect on income for the year in which it is adopted, in accordance with the provisions established in the transitory paragraph of the Statement. Nevertheless, adoption of this Statement is not considered to have an impact on the company’s financial statements.

b)
In March 2003, new Statement B-5 “Financial Information per Segment” superseding International Accounting Standard 14 “Financial Information per Segment” (IAS 14). The provisions contained in this Statement are mandatory for public entities listed in the Mexican Stock Exchange, as well as for companies in the process of issuing capital or debt securities in the stock market.

The most relevant aspects established in this Statement are: i) rules for the recording of operating segments to be reported by entities subject to this type of disclosure, ii) the general approach for determining the per-segment financial information to be disclosed; iii) the criteria, with respect to quality and quantity, for determining both economic sectors and geographic areas; iv) the captions pertaining to detailed information to be disclosed per operating segment; v) the criteria for disclosing general information on products and services, geographical areas and customer groups and vi) the types of disclosures required for reports at immediate dates.

Group’s management estimates that adoption of the above statement will have no significant effect on the company’s accounting.